Exhibit 3.1

AMENDMENT NO. 1 TO

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES B PREFERRED STOCK, $0.001 PAR VALUE PER SHARE

Helix TCS, Inc., a Delaware Corporation (the “Corporation”), does hereby certify:

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation’s Certificate of Incorporation, as amended, the Board of Directors adopted the Certificate of Designations, Preferences and Rights of Series B Preferred Stock on May 15, 2017 (i) authorizing 9,000,000 shares, par value $0.001 per share of the Corporation’s Series B Preferred Stock (the “Series B Preferred Stock”), and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 9,000,000 shares of Series B Preferred Stock of the Corporation (the “Original Certificate of Designations”).

Recitals

WHEREAS, the Board of Directors of the Corporation and the majority shareholders of the Series B Preferred Stock wish to amend the Original Certificate of Designations duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “Amendment”).

Amendment

1. Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Original Certificate of Designations.

2. Amendment to Original Certificate of Designations.

Section II. DESIGNATION AND AMOUNT; DIVIDENDS, subsection B. NUMBER OF SHARES of the Original Certificate of Designations is hereby amended and restated in its entirety as follows:

“The number of shares of Series B Preferred Stock authorized shall be thirteen million (13,000,000) shares.”

3. Ratifications; Inconsistent Provisions. Except as otherwise expressly provided herein, the Original Certificate of Designations is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Original Certificate of Designations and this Amendment, the provisions of this Amendment shall control and be binding.

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IN WITNESS WHEREOF, Zachary L. Venegas, Chief Executive Officer of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Amendment on August 23, 2017.

HELIX TCS, INC.

By:	/s/ Zachary L. Venegas
Name: Zachary L. Venegas
Title: Chief Executive Officer